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                                                                     EXHIBIT 5.1

                                                           TWO EMBARCADERO PLACE
                                                                  2200 GENG ROAD
TELEPHONE:  (650) 424-0160                                             PALO ALTO
FACSIMILE:  (650) 496-2885                                CALIFORNIA  94303-0913

                                 August 16, 1999



IDEC Pharmaceuticals Corporation
11011 Torreyana Road
San Diego, CA  92121

Ladies and Gentlemen:

        We have acted as counsel to IDEC Pharmaceuticals Corporation, a Delaware corporation (the "Company"), in connection with the registration of $345,000,000 principal amount of Liquid Yield Option(TM) Notes due 2019 (the "Notes") and up to Two Million Three Hundred Twenty-Three Thousand Two Hundred Thirty (2,320,230) shares of the Company's Common Stock to be issued upon conversion of the Notes [plus such additional indeterminate number of shares of the Company's Common Stock as may become issuable upon conversion of the Notes by means of an adjustment in the conversion price (the "Shares"), as described in the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission (the "SEC") on August 16, 1999 (the "Registration Statement"). The Company originally sold the Notes pursuant to a Purchase Agreement dated February 16, 1999 (the "Purchase Agreement") between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Notes and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the effective date of the Registration Statement.

        This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

        We have acted as counsel for the Company in connection wit the issuance and sale of the Notes and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary. In addition, we have relied on certificates of officers of the Company and certificates of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

        We have assumed that no issuance of the Shares will result in the issuance by the Company of shares in excess of its then authorized Common Stock and that the price received by the Company for the Shares will not be less than the par value thereof.

        We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic


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IDEC Pharmaceuticals Corporation                                 August 16, 1999
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original documents, certificates and records of all such documentation submitted to us as copies and the truthfulness of all statements of facts contained therein. Based on the foregoing and subject to the limitations set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable shares of the Common Stock.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-K.

        The foregoing opinion is based on and limited to the General Corporation Law of the State of Delaware and the relevant federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                        Very truly yours,



                                        BROBECK, PHLEGER & HARRISON LLP